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                                                                    EXHIBIT 99.6



                          YOUR VOTE IS VERY IMPORTANT



August 14, 2000



Dear Stockholder:



On September 14, 2000 Invitrogen Corporation will conduct a special meeting of stockholders. Regardless of the number of shares you own, your vote is very important. To ensure that your shares are represented, we urge you to vote your shares as soon as possible.



Please follow the voting instructions given to you in the documents provided.



Should you have any questions, call our proxy solicitor, Beacon Hill Partners, at 1-800-350-6580.



Thank you for your cooperation and support.



Sincerely,



INVITROGEN CORPORATION